                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             FLOWSERVE CORPORATION,

                         FORREST ACQUISITION SUB, INC.,

                                      AND

                      INNOVATIVE VALVE TECHNOLOGIES, INC.

                         DATED AS OF NOVEMBER 18, 1999

                               TABLE OF CONTENTS

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
ARTICLE I.  THE TENDER OFFER................................................    1
  Section 1.1   The Tender Offer............................................    1
  Section 1.2   Company Actions.............................................    3
  Section 1.3   Board of Directors..........................................    4
ARTICLE II.  THE MERGER.....................................................    5
  Section 2.1   The Merger..................................................    5
  Section 2.2   Closing.....................................................    5
  Section 2.3   Effective Time..............................................    5
  Section 2.4   Effects of the Merger.......................................    5
  Section 2.5   Certificate of Incorporation and Bylaws.....................    5
  Section 2.6   Directors...................................................    5
  Section 2.7   Officers....................................................    5
  Section 2.8   Effect on Capital Stock.....................................    5
  Section 2.9   Exchange of Certificates....................................    6
  Section 2.10  Stock Options...............................................    7
ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................    8
  Section 3.1   Organization and Qualification..............................    8
  Section 3.2   Capitalization..............................................    9
  Section 3.3   Authority...................................................   10
  Section 3.4   Consents and Approvals; No Violations.......................   10
  Section 3.5   SEC Reports.................................................   11
  Section 3.6   Financial Statements........................................   11
  Section 3.7   Absence of Undisclosed Liabilities..........................   11
  Section 3.8   Absence of Certain Changes or Events........................   11
  Section 3.9   Compliance with Applicable Law..............................   11
  Section 3.10  Litigation..................................................   12
  Section 3.11  Taxes.......................................................   12
  Section 3.12  Employee Benefit Plans; Labor Matters.......................   12
  Section 3.13  Environmental Matters.......................................   14
  Section 3.14  Contracts...................................................   16
  Section 3.15  Certain Agreements..........................................   16
  Section 3.16  Intellectual Property.......................................   16
  Section 3.17  Title to Properties.........................................   16
  Section 3.18  Information in Proxy Statement..............................   17
  Section 3.19  Takeover Restrictions; Rights Agreement.....................   17
  Section 3.20  Brokers.....................................................   17
  Section 3.21  Agreements with Creditors and Other Claimants...............   18
  Section 3.22  Payments Pursuant to Sections 5.10 and 5.11.................   18
  Section 3.23  Company Transaction Costs...................................   18
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.........
                                                                               18
  Section 4.1   Organization and Qualification..............................   18
  Section 4.2   Authority...................................................   18
  Section 4.3   Consents and Approvals; No Conflicts........................   19
  Section 4.4   Interim Operations of Purchaser.............................   19
  Section 4.5   Brokers.....................................................   19
  Section 4.6   Financing...................................................   19

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
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
ARTICLE V.  COVENANTS.......................................................   20
  Section 5.1   Interim Operations of the Company...........................   20
  Section 5.2   Access to Information, Confidentiality......................   21
  Section 5.3   No Solicitation.............................................   22
  Section 5.4   Stockholder Approval; Preparation of Proxy Statement........   23
  Section 5.5   Reasonable Efforts..........................................   23
  Section 5.6   Notification of Certain Matters.............................   24
  Section 5.7   Public Announcements........................................   24
  Section 5.8   Directors' and Officers' Indemnification and Insurance......   24
  Section 5.9   Warrants....................................................   25
  Section 5.10  Convertible Notes...........................................   25
  Section 5.11  Subsidiary Acquisition Agreements...........................   25
  Section 5.12  Releases under Loan Agreement...............................   26
ARTICLE VI.  CONDITIONS TO CONSUMMATION OF THE MERGER.......................   26
ARTICLE VII.  TERMINATION...................................................   26
  Section 7.1   Termination.................................................   26
  Section 7.2   Effect of Termination.......................................   27
ARTICLE VIII.  MISCELLANEOUS................................................   27
  Section 8.1   Fees and Expenses...........................................   27
  Section 8.2   Amendment and Modification..................................   28
  Section 8.3   Nonsurvival of Representations and Warranties...............   28
  Section 8.4   Notices.....................................................   28
  Section 8.5   Counterparts................................................   29
  Section 8.6   Entire Agreement; No Third Party Beneficiaries..............   29
  Section 8.7   Severability................................................   29
  Section 8.8   Governing Law...............................................   29
  Section 8.9   Assignment..................................................   29
ARTICLE IX.  DEFINITIONS....................................................   29
  Section 9.1   Defined Terms...............................................   29
  Section 9.2   Additional Definitions......................................   30
  Section 9.3   Other Definitional Provisions...............................   32
ANNEX A.....................................................................  A-1
SCHEDULE A      List of Stockholders Executing Stockholder/Option Agreement
SCHEDULE B      List of Chapter 11 Stockholders
EXHIBIT A       Form of Stockholder/Option Agreement
EXHIBIT B       Form of Chapter 11 Stockholder Agreement

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of November 18, 1999, by and between Flowserve Corporation, a New York corporation ("PARENT"), FORREST ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("PURCHASER"), and Innovative Valve Technologies, Inc., a Delaware corporation (the "COMPANY").

                             PRELIMINARY STATEMENTS

     A. The Boards of Directors of Parent, Purchaser and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

     B. It is proposed that Purchaser shall make a cash tender offer (the "OFFER") for all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the "COMMON STOCK") (such shares of Common Stock,together with the Rights (as defined herein) associated with such shares, being hereinafter referred to as the "SHARES") and that following consummation of the Offer, Purchaser shall be merged (the "MERGER") with and into the Company, all upon the terms and subject to the conditions set forth herein.

     C. As a condition and inducement to Parent's willingness to enter into this Agreement, Purchaser and those stockholders of the Company listed on Schedule A hereto are entering into a stockholder agreement dated as of the date of this Agreement (the "STOCKHOLDER/OPTION AGREEMENT"), a form of which is attached hereto as Exhibit A, pursuant to which each such stockholder, among other things, agrees to tender in the Offer and not withdraw all Shares owned by such stockholder, grants an irrevocable proxy to Purchaser's designees to vote all Shares owned by such stockholder with respect to certain matters, and grants to Purchaser an option to purchase all Shares owned by such stockholder at the Offer Price under specified circumstances. In addition, those stockholders of the Company listed on Schedule B hereto that have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the "CHAPTER 11 STOCKHOLDERS") are entering into stockholders agreements dated as of the date of this Agreement (each, a "CHAPTER 11 STOCKHOLDER AGREEMENT," and together with the Stockholder/Option Agreement, the "STOCKHOLDER AGREEMENTS"). The Chapter 11 Stockholder Agreements are similar to the Stockholder/Option Agreement but do not contain an option provision and are subject to the earlier to occur of approval of such Chapter 11 Stockholder Agreements by the Bankruptcy Court for the District of Delaware (the "DELAWARE BANKRUPTCY COURT") or the confirmation by the Delaware Bankruptcy Court of a plan of reorganization for the Chapter 11 Stockholder party thereto.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.

                                THE TENDER OFFER

     SECTION 1.1 The Tender Offer. (a) Provided that this Agreement has not been terminated in accordance with Article VII and none of the events referred to in Annex A has occurred or is existing, as promptly as practicable, but in no event later than five business days after the public announcement of the execution of this Agreement by Parent and the Company, Purchaser shall, and Parent shall cause Purchaser, to commence the Offer for all outstanding Shares at a purchase price of $1.62 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "OFFER PRICE"), net to the seller in cash, without interest thereon. The Offer initially shall expire at 12:00 midnight New York City time on the twentieth business day following the date of commencement of the Offer (such date and time, as extended in accordance with the terms hereof, the "EXPIRATION DATE"). The obligation of Purchaser to accept for payment, purchase, and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto (the "OFFER CONDITIONS") (any of which may be waived in whole or in part by Purchaser in its sole discretion, provided that, without the prior written consent of the Company, Purchaser shall not waive the Minimum Condition (as defined in Annex A)). Purchaser specifically reserves the right to increase the Offer Price and to make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made that (i) decreases the Offer Price,
(ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer, (iv) amends or adds to the Offer Conditions, (v) except as provided in the next sentence, extends the Offer or (vi) amends any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the Offer, if at the then scheduled or extended Expiration Date any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (C) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest Expiration Date that would otherwise be permitted under clause (A) or (B) of this sentence, and (D) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest Expiration Date that would otherwise be permitted under clause (A), (B) or (C) of this sentence, if on such Expiration Date there shall not have been tendered at least 90% of the outstanding Shares. Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer. The parties agree that the conditions set forth in Annex A are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Purchaser or Parent) or may be waived by Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination (which will be made in good faith) by Purchaser with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on all parties. The Offer Price will be paid net to the seller in cash, less any required withholding taxes, on the terms and subject to the conditions of the Offer.

     (b) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "SCHEDULE 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent and Purchaser agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder. The Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Purchaser agree to provide the Company and its counsel any comments Parent,

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

Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     SECTION 1.2 Company Actions. (a) The Company hereby represents and warrants that the Board of Directors of the Company (the "BOARD OF DIRECTORS"), at a meeting duly called and held at which all directors were present, duly and unanimously: (i) determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the holders of the Shares; (ii) approved the Offer and the Merger; (iii) approved the Stockholder Agreements, Purchaser entering into such Stockholder Agreements, the acquisition of shares by Purchaser pursuant thereto and the other transactions contemplated thereby; (iv) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve the Merger, if such approval is required; and (v) approved and adopted this Agreement and approved the acquisition of Shares by Purchaser pursuant to the Offer and the other transactions contemplated by this Agreement. The Company also represents and warrants that its Board of Directors has received the written opinion of Simmons & Company International (the "FINANCIAL ADVISOR") that, as of the date hereof, the proposed consideration to be offered to the Company's stockholders pursuant to the Offer and the Merger is fair to the Company's stockholders from a financial point of view. The Company further represents and warrants that it has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a) (subject to the right of the Board of Directors to modify or withdraw such recommendation in accordance with Section 5.3(b)).

     (b) The Company shall file with the SEC and shall mail to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all schedules, amendments and supplements, the "SCHEDULE 14D-9") containing the recommendations of the Board of Directors of the Company and the opinion of the Financial Advisor referred to in Section 1.2(a). The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, and will use such information only in connection with the Offer and the Merger.

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

     SECTION 1.3 Board of Directors. (a) Effective upon the payment by Purchaser for Shares pursuant to the Offer, Purchaser shall be entitled to designate that number of directors of the Company, rounded up to the next whole number, that equals the product of (x) the total number of directors on the Board of Directors (giving effect to the election or appointment of any additional directors pursuant to this Section 1.3) and (y) the percentage that the number of Shares owned by Parent and Purchaser (including Shares accepted for payment) bears to the total number of Shares then outstanding. The Company shall take all action necessary to cause the designees of Purchaser to be elected to or appointed by the Board of Directors, including, without limitation, increasing the number of directors, amending its bylaws, or using its best efforts to obtain resignations of incumbent directors. Upon written request by Purchaser, the Company shall use its best efforts to cause the designees of Purchaser to constitute the same percentage of representation as is on the Board of Directors after giving effect to this Section 1.3 on (i) each committee of the Board of Directors; (ii) the board of directors of each Subsidiary (as defined in Section 9.1) of the Company; and (iii) each committee of each such board. The provisions of this Section 1.3 are in addition to and shall not limit any rights that Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

     (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors (the "14F-1 INFORMATION STATEMENT"). Parent or Purchaser shall supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The 14f-1 Information Statement, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Purchaser specifically for inclusion in the 14f-1 Information Statement.

     (c) In the event that Purchaser's designees are elected to the Company's Board of Directors, until the Effective Time (as defined below), the Company's Board of Directors shall have at least two directors who are directors on the date hereof (the "INDEPENDENT DIRECTORS"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Purchaser and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Purchaser's designees are elected to the Company's Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement by the Company or (b) exercise or waive any of the Company's rights, benefits or remedies hereunder.

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

                                  ARTICLE II.

                                   THE MERGER

     SECTION 2.1 The Merger. Subject to the last two sentences of this Section 2.1, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Purchaser in accordance with the DGCL. At the election of Parent, to the extent that any such action would not cause a failure of a condition to the Offer or the Merger, (i) any direct or indirect wholly-owned subsidiary of Parent may be substituted for and assume all of the rights and obligations of Purchaser as a constituent corporation in the Merger or (ii) the Company may be merged with and into Purchaser with Purchaser continuing as the Surviving Corporation with the effects set forth above and in
Section 2.4. In either such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. (Dallas, Texas time) on a date to be specified by Parent or Purchaser, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (the "CLOSING DATE"), at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Purchaser and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "EFFECTIVE TIME").

     SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 2.5 Certificate of Incorporation and Bylaws. (a) The Certificate of Incorporation of the Company (the "CERTIFICATE OF INCORPORATION") as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended, as provided therein or by applicable law.

     (b) The Bylaws of the Company as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended, as provided therein or by applicable law.

     SECTION 2.6 Directors. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.7 Officers. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

     SECTION 2.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Purchaser:

     (a) Capital Stock of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share that is owned by the Company or by any wholly-owned Subsidiary of the Company and each Share that is owned by Parent,

Purchaser or any other wholly-owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Shares. Subject to Section 2.8(d), each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.8(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "MERGER CONSIDERATION"). As of the Effective Time, all such Shares shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "DISSENTING STOCKHOLDER") who objects to the Merger and complies with all the provisions of DGCL concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("DISSENTING SHARES") shall not be converted as described in Section 2.8(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right to appraisal, in any case pursuant to the DGCL, such Dissenting Stockholder's Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 2.9  Exchange of Certificates.

     (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "PAYING AGENT") to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Section 2.8(c). From time to time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at times necessary for the prompt payment of the Merger Consideration upon surrender of certificates representing Shares as provided herein. All interest earned on such funds shall be paid to Parent.

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.8, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.8. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     (c) No Further Ownership Rights in Shares; Transfer Books. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Purchaser, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.4), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

     (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.8, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Certificates.

     (f) Withholding Taxes. Parent and Purchaser shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Shares pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "CODE"), or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made.

     SECTION 2.10  Stock Options.

     (a) The Company shall (i) use its best efforts to cause each holder of an outstanding employee or director stock option to purchase Shares (the "STOCK OPTIONS") granted under the 1997 Incentive Plan of the Company, as amended (the "STOCK PLAN"), whether or not then exercisable or vested, to enter into an Award Termination Agreement in the form furnished to Purchaser (individually referred to as an "AWARD TERMINATION AGREEMENT" and collectively as "AWARD TERMINATION AGREEMENTS"), under which each such Stock Option shall be canceled effective as of the Effective Time and (ii) in consideration of such cancellation, and except to the extent that Parent or Purchaser and the holder of any such Stock Option otherwise agree, cause the Company (or, at Parent's option, Purchaser) to pay to each holder of a Stock Option, within five business days after the Effective Time, an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of such Stock Option and (B) the number of Shares previously subject to such Stock Option immediately prior to its cancellation (such payment to be net of withholding taxes). The Company shall take all actions necessary to cause the Company's employees and directors to consent, to the extent required, to the transactions contemplated by this
Section 2.10(a) no later than immediately prior to the time Purchaser accepts Shares for payment pursuant to the Offer; provided, however, that the failure to obtain the consent of the holders of Stock Options for not more than an aggregate of 200,000 shares (such Stock Options for which consent has not been so obtained being herein referred to as the "CONVERTED OPTIONS") shall not be deemed to be a breach of this Section 2.10. Notwithstanding the foregoing, at the Effective Time, each Converted Option, whether vested or unvested, shall be deemed to constitute an option (a "NEW PARENT OPTION") to acquire, on the same terms and conditions as were applicable under such Converted Options, the number of shares of common stock of Parent ("PARENT COMMON STOCK") (rounded down to the nearest whole number) equal to the product of (A) the number of Shares of Common Stock issuable upon exercise of such Converted Option and (B) the Offer Price divided by the average closing sale price of the Parent Common Stock on the New York Stock Exchange Composite Tape (as reported by The Wall Street Journal (Southwestern Edition)) for the ten consecutive trading days immediately prior to and including the date preceding the Effective Time (such product being the "OPTION EXCHANGE RATIO"), at an exercise price (rounded to the nearest whole cent) equal to (X) the exercise price per share at which Common Stock shall have been purchasable under the Stock Plan immediately prior to the Merger divided by
(Y) the Option Exchange Ratio.

     (b) Except as may be otherwise agreed to by Parent or Purchaser and the Company, as of the Effective Time, (i) the Company's Stock Plan shall terminate,
(ii) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted and (iii) no holder of Stock Options or any participant in the Stock Plan or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof. The Company shall take all actions necessary to cause the Company's employees and directors to consent, to the extent required, to the transactions contemplated by this
Section 2.10(b) no later than immediately prior to the time Purchaser accepts Shares for payment pursuant to the Offer.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth with reasonable specificity in a corresponding numbered section of the Disclosure Letter delivered by the Company to Parent and Purchaser prior to the execution of this Agreement (the "DISCLOSURE LETTER"), the Company represents and warrants to Parent and Purchaser as follows:

     SECTION 3.1  Organization and Qualification.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect (as defined in Section 9.1) on the Company. The Company has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. The Company has made available to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, and the Company's Certificate of Incorporation and Bylaws as so delivered are in full force and effect. The Company is not in default in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or Bylaws.

     (b) Section 3.1(b) of the Disclosure Letter lists the name and jurisdiction of organization of each Subsidiary (as defined in Section 9.1) of the Company and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions set forth in Section 3.1(b) of the Disclosure Letter, which includes each jurisdiction in which the character of such Subsidiary's properties owned or leased by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect on the Company. Each of the Company's

Subsidiaries has all requisite corporate (or other organizational) power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Company's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of the Company is in default in any material respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than its Subsidiaries, the Company does not beneficially own or control, directly or indirectly, any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

     SECTION 3.2 Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock, of which as of the close of business on November 17, 1999, (A) 9,664,562 shares were issued and outstanding, (B) none were held as treasury shares, (C) 1,650,000 shares were reserved for issuance upon exercise of options under the Stock Plan, (D) 482,262 shares were reserved for issuance upon exercise of the Warrants, (E) 600,769 shares were reserved for issuance upon conversion of the Convertible Notes, (F) 555,555 shares (the "NEW COLLIER SHARES") were reserved for issuance in connection with the obligations of the Company under the Collier Merger Agreement (as defined in Annex A to the Disclosure Letter), and (G) an indeterminate number of shares were reserved for issuance in connection with the obligations of the Company under the Colonial Merger Agreement and the Plant Maintenance Merger Agreement (as such terms are defined in Annex A to the Disclosure Letter), such agreements, together with the Collier Merger Agreement, being collectively referred to as the "SUBSIDIARY ACQUISITION AGREEMENTS"); and (ii) 5,000,000 shares of preferred stock, par value $.001 per share, of which as of the close of business on November 17, 1999, there were reserved for issuance in connection with that certain Rights Agreement dated September 18, 1997 by and between the Company and Chase Mellon Shareholder Services, L.L.C. (the "RIGHTS AGREEMENT") the number of shares of Series A Junior Participating Preferred Stock, par value $.001 per share (the "SERIES A PREFERRED STOCK"), sufficient to permit the exercise in full of all outstanding rights under the Rights Agreement. Except as set forth above, at the close of business on November 17, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Stock Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Stock Options, the Warrants, the Convertible Notes, the Subsidiary Acquisition Agreements and rights (the "RIGHTS") to purchase shares of Series A Preferred Stock pursuant to the Rights Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any of the securities of the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

     (b) Set forth in Section 3.2(b) of the Disclosure Letter is a complete and accurate list showing, as of the date hereof, as to each Subsidiary of the Company, the number of shares of each class of capital stock, or other equity interests authorized, and the number outstanding and the percentage of the outstanding shares or other equity interests of each such class owned (directly or indirectly) by the Company. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable, and all of such shares or other equity interests owned directly or indirectly by the Company are owned free and clear of all liens, pledges, mortgages, security interests, encumbrances, claims or charges of any kind or nature whatsoever (collectively, "LIENS") and free of any other restriction (including any restriction on the right to vote, sell, hypothecate or otherwise dispose of such capital stock or other equity interests). There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of any Subsidiary of the Company or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of the Company.

     SECTION 3.3 Authority. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to, if required by law, approval of the Merger by an affirmative vote of the holders of a majority of the Shares (the "COMPANY STOCKHOLDER APPROVAL"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval if such approval is required by law. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 3.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under any provision of (i) the Certificate of Incorporation or Bylaws of the Company or the comparable organizational documents of any Subsidiary of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended the ("HSR ACT"), (2) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy or information statement (as selected by Purchaser) relating to the Company Stockholder Approval, if such approval is required by law (as amended or supplemented from time to time, the "PROXY STATEMENT") and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 3.5 SEC Reports. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), which the Company was required to file with the SEC since January 1, 1997, and prior to or on the date of this Agreement under the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Exchange Act (collectively, the "SEC REPORTS"). As of the respective dates such SEC Reports were filed or, if any such SEC Reports were amended, as of the date the last such amendment was filed, each of the SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     SECTION 3.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in the SEC Reports (collectively, the "COMPANY FINANCIAL STATEMENTS") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries for the periods presented therein (subject to normal year-end adjustments, none of which, individually or in the aggregate, are material in amount, and the absence of financial footnotes in the case of any unaudited interim financial statements).

     SECTION 3.7 Absence of Undisclosed Liabilities. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, (d) for liabilities set forth on any balance sheet (including the notes thereto) included in the Company's financial statements included in the SEC Reports filed with the SEC since June 30, 1999 (the "CURRENT SEC REPORTS"), or (e) as set forth in Section
3.7 of the Disclosure Letter, since June 30, 1999, neither the Company nor any of its Subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1998 contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     SECTION 3.8  Absence of Certain Changes or Events. Except as disclosed in
Section 3.8 of the Disclosure Letter, and except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since June 30, 1999, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and (i) there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) the Company has not taken any action which would have been prohibited under Section 5.1 hereof had such action been taken after the date hereof.

     SECTION 3.9 Compliance with Applicable Law. Each of the Company and its Subsidiaries are and have been in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity (collectively, "LEGAL PROVISIONS") applicable to their business or operations, except for instances of possible noncompliance that individually or in the aggregate would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("PERMITS") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits, which individually or in the aggregate would not have a Material Adverse Effect on the Company.

     SECTION 3.10 Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries as to which there is a reasonable likelihood of an adverse determination that individually or in the aggregate would have a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Government Entity involving, the Company or any of its Subsidiaries that individually or in the aggregate would have a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated by this Agreement.

     SECTION 3.11 Taxes. All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or was a member (a "COMPANY GROUP") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of a Tax, except for such agreements as would not in the aggregate have a Material Adverse Effect on the Company. The Company has provided or made available to Parent information relating to (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 3.12  Employee Benefit Plans; Labor Matters.

     (a) As used herein:

          (i) "PLAN" means any bonus, deferred compensation, incentive compensation, stock purchase, restricted stock, stock option, severance, hospitalization or other medical, life or other insurance, employee welfare, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program, agreement or arrangement or any other employee benefit plan, program, agreement or arrangement, including any such plan, program, agreement or arrangement covering retirees or former employees and including without limitation any "employee pension benefit plan" and any "employee welfare benefit plan" as those terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

          (ii) "COMPANY PLANS" means all Plans maintained by or contributed to by Company or any of its Subsidiaries with respect to employees, former employees, retirees, directors or independent contractors of Company or any of its Subsidiaries;

          (iii) "COMPANY CONTROLLED GROUP PLAN" means a Company Plan and any other Plan maintained by or contributed to, at any time within six years prior to the date of this Agreement by any Company Controlled Group Member; and

          (iv) "COMPANY CONTROLLED GROUP MEMBER" means a member of a group of entities or trades or businesses that is aggregated with and includes Company or any of its Subsidiaries under Code Section 414(b), (c), (m) or
     (o) and the Treasury Regulations thereunder or under Section 4001 of ERISA.

     (b) Each of the Company Plans is, and has been, adopted and operated in material compliance with its terms and all applicable laws, rules and regulations (including, where applicable, ERISA and the Code).

     (c) Section 3.12(c) of the Disclosure Letter contains an accurate and complete list of (i) all Company Plans, including a complete and accurate description of all Company Plans that are not in writing and (ii) all Company Controlled Group Plans that are subject to Code Section 412 or Title IV or
Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has made any commitment, whether formal or informal, and whether legally binding or not, to create or have liability under any additional Plan, policy or arrangement, or to modify any existing Company Plan or Company Controlled Group Plan. Neither the Company nor any of its Subsidiaries has adopted or sponsored any Plan for any employees leased from, or co-employed by, Administaff Companies, Inc. or any other entity.

     (d) With respect to each Company Plan and Company Controlled Group Plan, the Company has heretofore delivered or made available to Parent, or will deliver to Parent prior to the Closing Date, true, correct and complete copies of (i) each such Plan, (including any amendments to any such Plans, any related trusts, ancillary documents, summary plan descriptions, written descriptions of any such Plans that are not in writing, insurance policies, investment management agreements or annuity contracts, and any rules or regulations created for use with any such Plans); (ii) the most recent IRS determination letter, if any, with respect to each of such Plans; (iii) the Form 5500 (including all schedules and attachments), if any, filed with respect to each of such Plans for the most recent two (2) years; (iv) the most recent actuarial reports, if any, filed with respect to each of the Company Plans and Company Controlled Group Plan; (v) each collective bargaining agreement or other contract relating to each Company Plan and Company Controlled Group Plan; and (vi) each co-employment agreement and each employee leasing agreement (as described in Code Section 414(n)) to which the Company or any of its Subsidiaries is a party.

     (e) None of the Company Plans or any trusts relating thereto have engaged in any transaction in connection with which Company or any of its Subsidiaries or any fiduciaries of any Company Plans or related trusts is or could be subject either to a civil penalty or other liability under Sections 502(i), 406 or 409 of ERISA or a tax imposed by Section 4975 of the Code, and no event has occurred and no condition exists with respect to the Company Plans that could subject Company or any of its Subsidiaries to any other tax or penalty under the Code or civil penalty or other liability under ERISA or other laws.

     (f) No litigation or administrative or other proceeding, audit, claim, investigation or other matter (other than routine claims for benefits) is pending or threatened involving any Company Plan.

     (g) All payments (including, without limitation, contributions and premiums) required to have been made to or in connection with Company Plans, by their terms or under ERISA or the Code, have been timely made in full, determined by using the applicable actuarial and funding assumptions, if any.

     (h) To the extent applicable, each Company Plan or related trust which is intended to meet the requirements of Section 401(a) or 501(a) of the Code meets such requirements. With respect to each

Company Plan which is intended to meet the requirements of Section 401(a) of the Code, a favorable determination letter has been received from the IRS as to its qualification under such Code Section (including the amendments to the Code made by the Tax Reform Act of 1986 and all subsequent legislation on which determination letter may be obtained), and each such letter is current and is in full force and effect.

     (i) No Company Plan is subject to Title IV of ERISA or is a defined benefit plan.

     (j) Except as provided by Section 4980B of the Code or Part 6 of Title I of ERISA, there are no health, medical or other welfare benefits or insurance under the Company Plans for current or future retirees or other former employees.

     (k) With respect to each Company Controlled Group Plan, (i) no liability arising under Title IV of ERISA is pending, has been incurred by or is threatened against any Company Controlled Group Member, which liability has not been satisfied; (ii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, has been incurred; and (iii) all contributions (including installments) to each said Company Plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. Neither the Company nor any of its Subsidiaries has any current or future liability with respect to any Company Controlled Group Plan other than the Company Plans. No Company Controlled Group Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (l) The assets of the Company Plans do not include any "employer securities" or "employer real property" as such terms are defined in Section 407 of ERISA. No debt has been incurred by any of the Company Plans, other than liabilities for the payment of benefits or insurance premiums.

     (m) Except as set forth in Section 3.12 of the Disclosure Letter and except as expressly provided in Section 2.10(a) of this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such person; (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available; or (iv) in any way result in any additional liability with respect to any Company Plan.

     (n) Neither the Company nor any Subsidiary has incurred any liability under, and the Company and its Subsidiaries have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time.

     (o) (i) There are no claims or actions pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies could have a Material Adverse Effect;
(ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary, and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

     SECTION 3.13  Environmental Matters.

          (i) Except as disclosed in the Current SEC Reports or as set forth in
     Section 3.13 of the Disclosure Letter, (A) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as defined below) and are currently in compliance with all such laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (B) none of the properties currently or formerly owned or operated by the Company or any of its Subsidiaries contains any Hazardous Substance (as defined below) except in compliance with applicable Environmental Laws nor has there been a release of Hazardous Substances at properties currently or formerly owned or operated by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any Governmental Entity or third party indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, including, without limitation, liability relating to sites not owned or operated by the Company or any of its Subsidiaries, (D) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings, pending or threatened, against the Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law, including claims for damages alleged to result from use, handling or exposure to or injury from any Hazardous Substance, (E) all reports that are required to be filed by the Company or any of its Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law have been so filed, (F) no Hazardous Substance has been disposed of, released or transported in violation of or under circumstances that could create liability under any applicable Environmental Law from any properties owned by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries,
     (G) there are no underground storage tanks or polychlorinated biphenyls located at any of the properties currently or formerly owned or operated by the Company or any of its Subsidiaries, (H) neither the Company, any of its Subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (A) through (H) that, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and (I) the Company has provided Parent with each environmental audit, test or analysis performed within the last three years of any property currently or formerly owned or operated by the Company or any of its Subsidiaries (x) which involves any environmental condition which would give rise to a Material Adverse Effect on the Company and (y) of which the Company has knowledge.

          (ii) As used herein, "ENVIRONMENTAL LAW" means any United States Federal, territorial, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "ENVIRONMENTAL LAW" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          (iii) As used herein, "HAZARDOUS SUBSTANCE" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     SECTION 3.14 Contracts. Except as disclosed in the SEC Reports, there are no contracts or agreements to which the Company or any of its Subsidiaries is a party that are of a nature required to be filed as an exhibit under the Exchange Act and the rules and regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries is in violation of nor in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is bound by any contract, agreement, arrangement or understanding with any affiliate of the Company other than agreements that are (i) disclosed in the SEC Reports or (ii) not of a nature required to be disclosed in the SEC Reports. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting in any material respect the development, marketing or distribution of the products and services of the Company and its Subsidiaries.

     SECTION 3.15 Certain Agreements. Except as set forth in Section 3.15 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any (a) employment, severance, or collective bargaining agreement not terminable without liability or obligation on 60 days' or less notice; (b) agreement with any director, executive officer, or other key employee, agent, or contractor of the Company or any Subsidiary of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or any of its Subsidiaries or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees, agents, or contractors generally; (c) agreement, plan, or arrangement under which any person may receive payments that may be subject to the tax imposed by sec. 4999 of the Code or included in the determination of such person's "parachute payment" under sec. 280G of the Code; or (d) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 3.16 Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole (collectively, "INTELLECTUAL PROPERTY RIGHTS"). Except as would not have a Material Adverse Effect on the Company, the Company and its Subsidiaries will continue to own or be licensed to use the Intellectual Property Rights after consummation of the Offer and the Merger. Except as would not have a Material Adverse Effect on the Company, no claim of any infringement of any Intellectual Property Rights of any third party has been made or asserted against the Company or any of its Subsidiaries in respect of the operation of the business of the Company or any of its Subsidiaries. To the knowledge of the Company, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right that individually or in the aggregate would have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has licensed, or otherwise granted, to any third party, any material rights in or to any Intellectual Property Rights.

     SECTION 3.17 Title to Properties. The Company and its Subsidiaries have good, valid and marketable title to the properties and assets reflected on the most recent consolidated balance sheet included in the

Current SEC Reports (other than properties and assets disposed of in the ordinary course of business since the date of such balance sheet), and all such properties and assets are free and clear of any Liens, except as described in the Current SEC Reports and the financial statements included therein or in
Section 3.17 of the Disclosure Letter and other than Liens for current taxes not yet due and other Liens or title imperfections that do not have, and are not reasonably likely to have, a Material Adverse Effect on the Company.

     SECTION 3.18 Information in Proxy Statement. The Proxy Statement, if any (or any amendment thereof or supplement thereto), including any information incorporated by reference therein, will, at the date mailed to the stockholders of the Company and at the time of the meeting of the stockholders of the Company, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.19  Takeover Restrictions; Rights Agreement.

     (a) Other than Section 203 of the DGCL, no state takeover statute or similar statute or regulation of any state or other jurisdiction applies, or to the knowledge of the Company purports to apply, to this Agreement, the Stockholder Agreements or any of the transactions contemplated herein or therein, including the Merger. Assuming Parent and its "associates" and "affiliates" (as defined in Section 203 of the DGCL) collectively beneficially own, and have beneficially owned at all times during the three year period prior to the date hereof, less than fifteen percent (15%) of the Common Stock outstanding, the action of the Board of Directors of the Company in approving the Offer (including the purchase of Shares pursuant to the Offer), the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated by this Agreement and the Stockholder Agreements is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Stockholder Agreements the provisions of Section 203 of the DGCL.

     (b) No provision of the Certificate of Incorporation or Bylaws of the Company or comparable organizational documents of any of the Company's Subsidiaries would, directly or indirectly, restrict or impair the ability of Purchaser or its affiliates to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company or any Subsidiary that may be acquired or controlled by Purchaser or its affiliates pursuant to this Agreement or the Stockholder Agreements or permit any shareholder to acquire securities of the Company on a basis not available to Purchaser in the event that Purchaser were to acquire securities of the Company.

     (c) The Company has made available to Parent a complete and correct copy of the Rights Agreement, including all amendments and exhibits thereto. The Company and the Board of Directors of the Company have taken, and will maintain in effect during the term of this Agreement, all action necessary to ensure that
(x) none of Parent, Purchaser or any of their Affiliates or Associates (as such terms are defined in the Rights Agreement) shall be or become an "Acquiring Person", and no Stock Acquisition Date, Distribution Date, Flip-in Event or Flip-Over Event (as such terms are defined in the Rights Agreement) shall occur, as a result of (i) the execution, delivery or performance of this Agreement (or any amendments hereto) or the consummation of the transactions contemplated hereby, including, without limitation, the Offer and the Merger, (ii) the execution, delivery or performance of the Stockholder Agreements or any amendments thereto, or the consummation of the transactions contemplated thereby, (iii) the announcement, making or commencement of the Offer or the announcement of this Agreement or the Stockholder Agreements, (iv) the acquisition of Beneficial Ownership (as such term is defined in the Rights Agreement) of Shares or Rights pursuant to, or in connection with, this Agreement, the Stockholder Agreements or otherwise as a result of any of the transactions contemplated by this Agreement or the Stockholder Agreements, including, without limitation, the Offer and the Merger; and (y) the Rights will expire pursuant to the terms of the Rights Agreement immediately prior to the Effective Time.

     SECTION 3.20 Brokers. No broker, investment banker, financial advisor or other person, other than the Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

     SECTION 3.21 Agreements with Creditors and Other Claimants. Section 3.21(a) of the Disclosure Letter lists all of the agreements which the Company has entered into with any creditor and claimant of the Company in contemplation of this Agreement and the amount to be paid to such creditor and claimant pursuant to such agreement. The Company has forwarded true and complete copies of all of the agreements listed in Section 3.21(a) of the Disclosure Letter. All of such agreements are valid, in full force and effect and enforceable by the Company in accordance with their terms. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which with the lapse of time or the giving of notice or both would cause such a violation of or default under) any such agreement. Except in connection with liabilities permitted by Sections 3.7 and 3.8 (including, without limitation, the liabilities set forth in Sections 3.7 and 3.8 of the Disclosure Letter), there are no creditors or claimants of the Company owed or claiming more than $10,000 which have not entered into agreements with the Company in contemplation of this Agreement fixing the amount to be paid to them by the Company.

     SECTION 3.22 Payments Pursuant to Sections 5.10 and 5.11. The aggregate amounts payable pursuant to Sections 5.10 and 5.11 of this Agreement do not exceed $7,870,454, and $4,346,006, respectively.

     SECTION 3.23 Company Transaction Costs. The aggregate amount of all fees, costs and expenses of the Company and its subsidiaries actually incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including, without limitation the Offer, the Merger, and the agreements and actions contemplated in Article 5 hereof, including any investment banking, accounting, advisory, brokers, finders, printers or legal fees or fees paid to any Government Entity or other third party (but excluding the costs set forth in Section 3.23 of the Disclosure Letter that are deemed not to be transaction costs for purposes of this Section 3.23), do not, and will not as of the Expiration Date, exceed $1,550,000.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND PURCHASER

     Each of Parent and Purchaser represents and warrants to the Company as follows:

     SECTION 4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of Parent and Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect on Parent or Purchaser. Each of Parent and Purchaser has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted.

     SECTION 4.2 Authority. Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms.

     SECTION 4.3 Consents and Approvals; No Conflicts. The execution and delivery of this Agreement by Parent and Purchaser do not, and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement and compliance by Parent and Purchaser with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Purchaser under any provision of (i) the certificate of incorporation or bylaws of Parent or Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Purchaser or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to Parent or Purchaser or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Parent, (y) impair in any material respect the ability of Parent or Purchaser to perform its respective obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act, (2) the filing with the SEC of the Offer Documents and such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 4.4 Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, and has engaged in no other business activities.

     SECTION 4.5 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

     SECTION 4.6 Financing. Parent has funds or commitments to provide funds in an amount adequate to purchase the Shares pursuant to the Offer and to pay the Merger Consideration. Parent will have, and shall provide Purchaser with, the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby in accordance with the terms hereof.

                                   ARTICLE V.

                                   COVENANTS

     SECTION 5.1 Interim Operations of the Company. Except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Letter, from the date hereof until the time the directors of Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 hereof (the "INTERIM PERIOD"), the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to (x) preserve intact their current business organization, (y) keep available the services of their current officers and employees and (z) preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the Interim Period, other than as set forth in Section 5.1 of the Disclosure Letter or as otherwise contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent's prior written consent:

     (a) amend its Certificate of Incorporation or Bylaws or comparable organizational documents;

     (b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its Subsidiaries (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent or pursuant to the Rights Agreement), (ii) redeem, purchase or otherwise acquire directly or indirectly any shares of the capital stock of the Company or of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (iii) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) or otherwise encumber any shares of capital stock of any class of the Company or of its Subsidiaries or any securities convertible into or exchangeable for shares of capital stock of any class of the Company or of its Subsidiaries other than Shares issued upon the exercise of Stock Options outstanding on the date hereof in accordance with the Stock Plan as in effect on the date hereof; or (iv) split, combine or reclassify the outstanding capital stock of the Company or of any of its Subsidiaries or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company or of any of its Subsidiaries;

     (c) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof;

     (d) sell, lease, license, transfer, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any assets of the Company or of its Subsidiaries other than (i) sales of inventory in the ordinary course of business, (ii) sales and dispositions of assets (other than sales of inventory in the ordinary course of business) having an aggregate fair market value on the date of this Agreement of less than $50,000, in each case only if in the ordinary course of business and consistent with past practice, and (iii) encumbrances and Liens incurred in the ordinary course of business and consistent with past practice on assets that are not, individually or in aggregate, material to the Company and its Subsidiaries, taken as a whole;

     (e) except as disclosed in Section 5.1(e) of the Disclosure Letter, make or agree to make any new capital expenditure or expenditures in excess of $10,000 each and $50,000 in the aggregate;

     (f) except as required to comply with applicable law or agreements, Plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend in any material respect any employment contract, collective bargaining agreement or Plan, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice), (iii) pay any benefit not provided for under any Company Plan, (iv) increase in any manner the severance or termination pay of any officer or employee, (v) except as permitted in clause (ii), grant any awards under any Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any Plans or agreements or awards made thereunder), (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee agreement, contract or Plan or (vii) except as provided in Section 2.10(a), take any action to accelerate the vesting of, or cash out rights associated with, any Stock Options;

     (g) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act, other than contracts for the sale of the Company's products in the ordinary course of business or as contemplated by this Agreement;

     (h) (i) incur or assume any long-term debt, or except in the ordinary course of business in amounts consistent with past practice, incur or assume any short-term indebtedness; (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or of any of its Subsidiaries; (iii) enter into any "keep well" or other arrangement to maintain any financial condition of another person; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; or (v) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries of the Company);

     (i) make any change in accounting methods, principles or practices unless required by GAAP;

     (j) compromise or settle any material claim or litigation;

     (k) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A or any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or delay such consummation;

     (l) make or rescind any Tax election or settle or compromise any Tax liability or refund or change in any material respect any of the methods of reporting income or deductions for federal income tax purposes;

     (m) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business and consistent with past practice;

     (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

     (o) enter into any agreement or arrangement with any affiliate of the Company or any of its Subsidiaries (other than agreements or arrangements between the Company and wholly-owned Subsidiaries or between wholly-owned Subsidiaries) on terms less favorable to the Company or the Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis;

     (p) amend, terminate or waive any provisions of any of the agreements set forth in Section 3.21(a) of the Disclosure Letter; or

     (q) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

     SECTION 5.2 Access to Information, Confidentiality. From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors, counsel, financing sources and other agents of Parent access at all reasonable times (i) to the Company's and its Subsidiaries' officers, employees, agents, properties, offices, and other facilities and to all books and records, and shall furnish such persons with all financial, operating and other data and information as they may from time to time request (including accountants' work papers) and (ii) the Company's and its Subsidiaries' management information systems and other consultants. During such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal, state, local or foreign tax laws. Parent will, and will cause Purchaser to, hold any such information which is non-public in confidence in accordance with the provisions of a letter agreement dated June 30, 1999 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT").

     SECTION 5.3 No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by the Company or any Subsidiary (collectively, the "COMPANY REPRESENTATIVES") to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action designated or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal; provided, however, that the Company may, in response to an unsolicited Acquisition Proposal received after the date hereof, and subject to compliance with Section 5.3(c), participate in discussions or negotiations with a third party making an Acquisition Proposal (and may furnish information to such third party pursuant to a customary confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement) if (x) the Board of Directors of the Company reasonably determines that the Acquisition Proposal is a bona fide Superior Proposal (as defined below) and (y) the Board of Directors determines (after consultation with independent outside counsel) that failing to take such action could reasonably be determined to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person conducted heretofore by the Company or any Company Representative with respect to any Acquisition Proposal existing on the date hereof. The Company agrees not to release any third party from, or amend or waive any provision of, any standstill agreement to which it is a party unless the Board of Directors of the Company determines (after consultation with independent outside counsel) that failing to take such action could reasonably be determined to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by any Company Representative shall be deemed to be a breach of this Section 5.3(a) by the Company. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company and its Subsidiaries, taken as a whole (other than the purchase of the Company's products in the ordinary course of business), or of over 10% of any class of equity securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     (b) Except as set forth in this Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided, that the Board of Directors of the Company shall have determined (and been advised in writing by independent outside counsel) that the failure to take such action could reasonably be determined to cause the Board of Directors of the Company to violate its fiduciary duties to the Company's stockholders under applicable law; and provided further, that the Company shall not enter into an Acquisition Agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice not later than noon (New York time) two days in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms. In addition, if the Company proposes to enter into an Acquisition Agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee (as defined in Section 8.1). For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal made by a third party (i) that is on terms which the Board of Directors of the Company determines in its good faith judgment (based on consultation with the Company's financial advisor) to be more favorable to the Company's stockholders than the Offer and the Merger and (ii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is capable of being obtained by such third party.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.3, the Company shall promptly advise Parent orally and in writing of any request for nonpublic information or of any Acquisition Proposal known to it, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Company will promptly inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

     SECTION 5.4 Stockholder Approval; Preparation of Proxy Statement. (a) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer and payment for the Shares, duly call, give notice of, convene and hold a meeting of its stockholders (the "STOCKHOLDERS MEETING") for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Purchaser or any subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with
Section 253 of the DGCL.

     (b) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

     (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any Subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

     SECTION 5.5 Reasonable Efforts. Upon and subject to the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to take the following actions: (i) the taking of all reasonable acts necessary to cause the Offer Conditions to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by Parent, the Company or any of their respective Subsidiaries to consummate the Offer, the Merger or the other transactions contemplated by this Agreement, the Company shall not, without Parent's prior written consent, commit to any divestiture of assets or businesses of the Company or any of its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of the Company and its Subsidiaries taken as a whole; and neither Parent nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that would have a Material Adverse Effect on Parent. In connection with and without limiting the foregoing, but subject to the terms and conditions hereof, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any other transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement.

     SECTION 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that it not so qualified becoming untrue or inaccurate in any material respect, and (b) any failure by it to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement. No such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 5.7 Public Announcements. The initial press releases with respect to the execution of this Agreement shall be prepared by the parties in form and substance acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

     SECTION 5.8  Directors' and Officers' Indemnification and Insurance.

     (a) For six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent will not be unreasonably withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Delaware law (provided that such actions or omissions were in compliance with the standards set forth under Delaware law, the Certificate of Incorporation and the Bylaws of the Company), subject to the terms of the Certificate of Incorporation and the Bylaws of the Company, all as in effect at the date hereof; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company.

     (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than six years after the Effective Date; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall the Company be required to pay aggregate premiums for insurance under this Section in excess of 200% of the aggregate premiums paid by the Company in 1999 on an annualized basis for such purpose.

     SECTION 5.9 Warrants. At any time after payment for Shares pursuant to the Offer and prior to the Effective Time (but in no event later than January 31, 2000 if Purchaser has accepted Shares for payment pursuant to the Offer prior to such date), as determined by Purchaser, the parties shall take the actions necessary to cause each outstanding warrant to purchase Shares granted pursuant to the Warrants dated March 26, 1999 (the "WARRANTS") originally issued to Chase Bank of Texas, National Association, Bank of America, N.A., Wells Fargo Bank (Texas), National Association, Comerica Bank-Texas, and National City Bank of Kentucky, exercisable for an aggregate of 482,262 shares, to be surrendered and canceled by the holders thereof pursuant to the Third Amendment to Loan Agreement, dated as of October 22, 1999, among the Company and each of the holders of the Warrants (the "THIRD AMENDMENT TO LOAN AGREEMENT"). For the remainder of this Section 5.9 only, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Third Amendment to Loan Agreement. In order to effect the cancellation of the Warrants pursuant to
Section 3 of the Third Amendment to Loan Agreement and to terminate the Revolving Loan Commitments, terminate and release the Loan Agreement (except as contemplated in the Third Amendment to Loan Agreement), and release the Company and the Subsidiaries from all claims of the Lenders and the Agent under and relating to the Loan Documents (except as contemplated in the Third Amendment to Loan Agreement) (a) Purchaser shall pay, or provide the funds and cause the Company to pay, the Notes in full, (b) Purchaser shall provide Cover, or provide the funds and cause the Company to provide Cover, for all then-outstanding Letters of Credit, and (c) Purchaser shall pay, or provide the funds and cause the Company to pay, all amounts due under Section 11.3 of the Loan Agreement. Upon payment of the amounts required pursuant to the Third Amendment to Loan Agreement, as set forth in this Section 5.9, the Company shall cause the Warrants to be delivered to Parent, together with such agreements and other documentation in form and substance reasonably satisfactory to Parent, executed by the holders of the Warrants effecting the surrender and cancellation of the Warrants effective upon performance of the obligations set forth in this Section 5.9.

     SECTION 5.10 Convertible Notes. At any time after payment for Shares pursuant to the Offer and prior to the Effective Time (but in no event later than January 31, 2000 if Purchaser has accepted Shares for payment pursuant to the Offer prior to such date), as determined by the Purchaser, Purchaser shall pay, or provide the funds and cause the Company to pay, the Convertible Notes, as modified by the Note Modification Agreements (as such terms are defined in Annex A to the Disclosure Letter).

     SECTION 5.11 Subsidiary Acquisition Agreements. At any time after payment for Shares pursuant to the Offer and prior to the Effective Time (but in no event later than January 31, 2000 if Purchaser has accepted Shares for payment pursuant to the Offer prior to such date), as determined by Purchaser, Purchaser shall pay, or provide the funds and cause the Company to pay, the amounts outstanding under (a) Paragraph 6 of the Collier Merger Agreement, on the terms set forth in that certain letter agreement dated November 9, 1999, executed by the Company and the individuals to whom such sums are owed, (b) Paragraph 5(C) of the Colonial Merger Agreement, as amended by Second Amendment to Merger Agreement entered into by the parties thereto, and (c) Paragraph 6(C) of the Plant Maintenance Merger Agreement, as amended by Second Amendment to Merger Agreement entered into by the parties thereto (as such terms are defined in Annex A to the Disclosure Letter).

     SECTION 5.12 Releases under Loan Agreement. Upon payment of the amounts required pursuant to the Third Amendment to Loan Agreement as set forth in
Section 5.9, the Company shall deliver to Parent evidence of the termination and release of all Liens on any assets of the Company or any subsidiary of the Company granted in connection with, and executed receipts, payoff letters or similar documents executed by the Company's lenders under, the Company Loan Agreement (as such term is defined in Annex A to the Disclosure Letter), each in form and substance reasonably satisfactory to Parent and Parent's lenders (such evidence being referred to as the "RELEASES").

                                  ARTICLE VI.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

     (a) Stockholder Approval. If required by applicable law in order to consummate the Merger, the Company Stockholder Approval shall have been obtained;

     (b) No Injunctions, Consents. No law, statute, rule, executive order, decree, regulation, temporary restraining order or preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity shall be in effect which declares this Agreement invalid or unenforceable in any material respect or which prohibits consummation of the Merger, and all governmental consents, orders and approvals required for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time;

     (c) Purchase of Shares in Offer. Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; and

     (d) HSR Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.

                                  ARTICLE VII.

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any stockholder approval of the Merger):

     (a) By the mutual written consent of the Board of Directors of Parent or Purchaser and the Board of Directors of the Company.

     (b) By either of the Board of Directors of the Company or the Board of Directors of Parent or Purchaser:

          (i) if the Offer shall have expired without any Shares being purchased therein; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase Shares pursuant to the Offer on or prior to the date on which the Offer shall have expired; or

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

     (c) By the Board of Directors of the Company:

          (i) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is in material breach of this Agreement;

          (ii) in connection with entering into a definitive agreement in accordance with Section 5.3(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company makes simultaneous payment of the Termination Fee; or

          (iii) if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Parent or Purchaser, as applicable, except, in any case, for such breaches which are not reasonably likely to affect adversely Parent's or Purchaser's ability to complete the Offer or the Merger.

     (d) By the Board of Directors of Parent or Purchaser:

          (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that Parent or Purchaser may not terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Purchaser is in material breach of this Agreement;

          (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in paragraph (f) or (h) of Annex A hereto; or

          (iii) if either Parent or Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) of Annex A hereto.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Purchaser or the Company except (A) for fraud or for breach of this Agreement and (B) as set forth in Section 8.1.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     SECTION 8.1 Fees and Expenses. (a) Except as provided in Section 8.1(b)below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) If (x) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(c)(ii), (y) the Board of Directors of Parent or Purchaser shall terminate this Agreement pursuant to Section 7.1(d)(iii)hereof, or (z) prior to the termination of this Agreement (other than by the Board of Directors of the Company pursuant to Section 7.1(c)(i) or 7.1(c)(iii)), an Acquisition Proposal shall have been made and within 12 months of such termination, the same or another Acquisition Proposal from the same or another party shall be accepted and the related transaction consummated pursuant to a definitive agreement or otherwise, the Company shall pay to Parent (concurrently with such termination, in the case of clauses (x) or (y) above, and not later than two business days after the Company takes any such action with respect to an Acquisition Proposal, in the case of clause (z) above) an amount equal to $3 million plus an amount equal to the fees and expenses incurred by Parent and Purchaser in connection with the Offer, the

Merger, this Agreement and the consummation of the transactions contemplated hereby (the "TERMINATION FEE").

     SECTION 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

     SECTION 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

     SECTION 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent or Purchaser, to:

     Flowserve Corporation
     222 W. Las Colinas Blvd., Suite 1500
     Irving, Texas 75039
     Attention: Ronald Shuff
     Telephone No.: (972) 443-6543
     Telecopy No.: (972) 443-6843

     with a copy to:

     Akin, Gump, Strauss, Hauer & Feld, L.L.P.
     1700 Pacific Avenue
     Suite 4100
     Dallas, Texas 75201
     Attention: Ford Lacy, P.C.
     Telephone No.: (214) 969-2724
     Telecopy No.: (214) 969-4343

     and

(b)  if to the Company, to:

     Innovative Valve Technologies, Inc.
     2 Northpoint Drive, Suite 300
     Houston, Texas 77060
     Attention: Charles F. Schugart
     Telephone No.: (281) 925-0302
     Telecopy No.: (281) 925-0362

     with a copy to:

     Boyer, Ewing & Harris
     Nine Greenway Plaza, Suite 3100
     Houston, Texas 77046
     Attention: John R. Boyer, Jr.
     Telephone No.: (713) 871-8022
     Telecopy No.: (713) 871-8024

     SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.8, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 8.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     SECTION 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

     SECTION 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

                                  ARTICLE IX.

                                  DEFINITIONS

     SECTION 9.1 Defined Terms. As used herein, the following terms shall have the following meanings:

     (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "beneficial owner" with respect to any Shares means a person who, or any of whose affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act), (i) beneficially owns, directly or indirectly, such Shares,
(ii) has, directly or indirectly, (A) the right to acquire such Shares (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote such Shares pursuant to any agreement, arrangement or understanding or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such Shares with any other beneficial owner of such Shares; "beneficially own" and "beneficial ownership" shall have correlative meanings.

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, power to elect a majority of directors or other managers, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "Material Adverse Effect" on a person means any event, circumstances, condition, development, change or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the consolidated financial condition, businesses, results of operations or prospects on such person and its Subsidiaries taken as a whole.

     (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, or other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     (g) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

     (h) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 9.2  Additional Definitions

DEFINED TERM                                                     SECTION DEFINED IN
------------                                                 ---------------------------
Acquisition Agreement.....................................               5.3
Acquisition Proposal......................................               5.3
Agreement.................................................          Introduction
Award Termination Agreement...............................              2.10
Board of Directors........................................               1.2
Certificate of Incorporation..............................               2.5
Certificate of Merger.....................................               2.3
Certificates..............................................               2.9
Chapter 11 Stockholder Agreement..........................     Preliminary Statements
Chapter 11 Stockholders...................................     Preliminary Statements
Closing Date..............................................               2.2
Code......................................................               2.9
Common Stock..............................................     Preliminary Statements
Company...................................................          Introduction
Company Controlled Group Member...........................              3.12
Company Controlled Group Plan.............................              3.12
Company Financial Statements..............................               3.6
Company Group.............................................              3.11
Company Plans.............................................              3.12
Company Representatives...................................               5.3
Company Stockholder Approval..............................               3.3
Confidentiality Agreement.................................               5.2
Converted Notes...........................................              5.10
Current SEC Reports.......................................               3.7
Delaware Bankruptcy Court.................................     Preliminary Statements
DGCL......................................................               2.1

DEFINED TERM                                                     SECTION DEFINED IN
------------                                                 ---------------------------
Disclosure Letter.........................................   Introduction to Article III
Dissenting Shares.........................................               2.8
Dissenting Stockholder....................................               2.8
Effective Time............................................               2.3
Environmental Law.........................................              3.13
ERISA.....................................................              3.12
Exchange Act..............................................               1.1
Expiration Date...........................................               1.1
Financial Advisor.........................................               1.2
14f-1 Information Statement...............................               1.3
fully diluted basis.......................................             Annex A
GAAP......................................................               3.6
Governmental Entity.......................................               3.4
Hazardous Substance.......................................              3.13
HSR Act...................................................               3.4
Independent Directors.....................................               1.3
Indemnified Party.........................................               5.8
Intellectual Property Rights..............................              3.16
Interim Period............................................               5.1
Legal Provisions..........................................               3.9
Liens.....................................................               3.2
Merger....................................................     Preliminary Statements
Merger Consideration......................................               2.8
Minimum Condition.........................................             Annex A
Offer.....................................................     Preliminary Statements
Offer Conditions..........................................               1.1
Offer Documents...........................................               1.1
Offer Price...............................................               1.1
Parent....................................................          Introduction
Paying Agent..............................................               2.9
Permits...................................................               3.9
Plan......................................................              3.12
Proxy Statement...........................................               3.4
Purchaser.................................................          Introduction
Releases..................................................              5.12
Rights....................................................               3.2
Rights Agreement..........................................               3.2
SEC.......................................................               1.1
SEC Reports...............................................               3.5
Schedule 14D-1............................................               1.1
Schedule 14D-9............................................               1.2
Securities Act............................................               3.5
Series A Preferred Stock..................................               3.2
Shares....................................................     Preliminary Statements
Stockholder Agreements....................................     Preliminary Statements
Stockholder/Option Agreement..............................     Preliminary Statements
Stockholders Meeting......................................               5.4
Stock Options.............................................              2.10
Stock Plan................................................              2.10
Subsidiary Acquisition Agreements.........................               3.2
Superior Proposal.........................................               5.3

DEFINED TERM                                                     SECTION DEFINED IN
------------                                                 ---------------------------
Surviving Corporation.....................................               2.1
Termination Fee...........................................               8.1
Third Amendment to Loan Agreement.........................               5.9
Warrants..................................................               5.9

     SECTION 9.3  Other Definitional Provisions

     (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto, unless the context otherwise requires.

     (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     (c) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine where the context so permits.

     (d) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

     (e) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation").

                            [Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                            FLOWSERVE CORPORATION, a New York
                                            corporation

                                            By:     /s/ RONALD F. SHUFF
                                              ----------------------------------
                                            Name: Ronald F. Shuff
                                            Title: Vice President, Secretary and
                                               General Counsel

                                            FORREST ACQUISITION SUB, INC.,
                                            a Delaware corporation

                                            By:     /s/ RONALD F. SHUFF
                                              ----------------------------------
                                            Name: Ronald F. Shuff
                                            Title: Secretary and Treasurer

                                            INNOVATIVE VALVE TECHNOLOGIES, INC.,
                                            a Delaware corporation

                                            By:   /s/ CHARLES F. SCHUGART
                                              ----------------------------------
                                            Name: Charles F. Schugart
                                            Title: President

                                    ANNEX A

     Capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for any tendered Shares, and may terminate or amend the Offer if (i) a number of Shares which constitutes at least a majority of the Shares outstanding on a fully diluted basis shall not have been validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION"; for purposes hereof "FULLY DILUTED BASIS" means issued and outstanding Shares, Shares subject to issuance under Stock Plan and Shares subject to issuance upon exercise of outstanding warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or securities convertible or exchangeable for such capital stock), exclusive of Shares potentially issuable under (w) Warrants subject to termination under the Third Amendment to Loan Agreement, (x) Stock Options which are to be terminated under duly executed Award Termination Agreements, (y) conversion rights under Convertible Notes subject to duly executed Note Modification Agreements and (z) Obligations subject to termination under any of the duly executed Subsidiary Acquisition Agreements, other than the New Collier Shares; (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment for Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

     (a) there shall have been threatened or instituted by any Governmental Entity any action or proceeding before any court or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain material damages in connection with the Offer, the Merger or any such other transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their Subsidiaries, or to compel the Company, Parent or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or any of their Subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Merger; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect on the Company;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the Nasdaq National Market System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

     (d) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, other than any such change that is the result of cancellation of a distributor agreement or similar agreement from an original equipment manufacturer or other material supplier;

     (e) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or this Agreement or resolved to do so, or shall have approved or recommended any Acquisition Proposal, or (ii) the Company shall have entered into any Acquisition Agreement with respect to any Superior Proposal in accordance with Section 5.3(b) of the Merger Agreement;

     (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled Expiration Date of the Offer;

     (g) (i) any stockholder of the Company party to a Stockholder Agreement shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of such stockholder to be performed or complied with by such stockholder under such Stockholder Agreement or (ii) either Chapter 11 Stockholder Agreement shall not have been approved by the Delaware Bankruptcy Court for the District of Delaware and a plan of reorganization shall not have been confirmed by the Delaware Bankruptcy Court with respect to the Chapter 11 Stockholder party to such Chapter 11 Stockholder Agreement;

     (h) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

     (i) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Parent or Purchaser, in any such case and regardless of the circumstances (unless such condition is caused by the action or inaction of Parent or Purchaser) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

                                   SCHEDULE A

          LIST OF STOCKHOLDERS EXECUTING STOCKHOLDER/OPTION AGREEMENT

Roger L. Miller
William E. Haynes
Charles F. Schugart
Douglas R. Harrington, Jr.

                                   SCHEDULE B

                        LIST OF CHAPTER 11 STOCKHOLDERS

Philip Industrial Services Group, Inc.
Philip Environmental Services, Inc.

                                   EXHIBIT A

                      FORM OF STOCKHOLDER/OPTION AGREEMENT

                                   EXHIBIT B

                    FORM OF CHAPTER 11 STOCKHOLDER AGREEMENT